RHOADS & SINON LLP [LETTERHEAD]


                               September ___, 2000


                  Re: Tax Opinion for the Agreement of Merger of
                      Community Independent Bank, Inc. with and into National Penn Bancshares, Inc.

                 ----------------------------------------------

Board of Directors
Community Independent Bank, Inc.
201 North Main Street
Bernville, PA  19506

Gentlemen:

         This letter is in response to your request for our opinion as to certain federal income tax consequences of the proposed merger of Community Independent Bank, Inc. ("CIB") with and into National Penn Bancshares, Inc. ("NPB"). The facts which you have submitted for our consideration, and upon which our opinion is based, are substantially as set forth below.

         CIB is a business corporation which is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CIB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this letter, the authorized capital stock of the Bank consists of 5,000,000 shares of common stock, $5.00 par value per share, of which 700,325 shares are validly authorized, issued and outstanding, and fully paid and non-assessable. As of the date of this letter, CIB has granted options that, upon exercise, would increase the outstanding shares by 22,600 shares.

         NPB is a business corporation which is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. NPB is a bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this letter, the authorized common stock of NPB consists of 62,500,000 shares of common stock, no par value per share, of which ________ shares of common stock are validly authorized, issued and outstanding, and fully paid and non-assessable.

         For logical and sound business reasons, the following transactions have been proposed:





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                               RHOADS & SINON LLP

September __, 2000
Page 2

         A. Pursuant to the Agreement of Merger dated July 23, 2000, among CIB and NPB, CIB will merge with and into NPB in accordance with Section 18(c) of the Federal Deposit Insurance Act and Section 1601-1608 of the Pennsylvania Banking Code, and, where applicable, the Pennsylvania Business Corporation Law, as amended, and the laws of the United States of America. NPB will acquire substantially all of the assets and will assume all of the liabilities of CIB. Thereafter, the separate existence of CIB shall cease and NPB will survive the merger.

         B. The outstanding stock of CIB held by CIB shareholders will be exchanged for common stock of NPB. Each outstanding share of CIB common stock will be converted into nine-tenths of one share of NPB common stock.

         C. The unexercised options of CIB held by CIB employees will be exchanged for options of NPB. Each CIB option shall be converted into an NPB option with the exercisable shares under the NPB option being nine-tenths of the amount of shares exercisable under the CIB option.

         In connection with the proposed merger the following representations, upon which we have relied, have been made to us:

                  (1) The Agreement of Merger between CIB and NPB (the "Agreement"), dated as of July 23, 2000, has been duly executed by the parties and remains in full force and effect, without amendment, on the date hereof. The merger of CIB with and into NPB shall be effected in accordance with the terms of the Agreement as it exists on the date hereof.

                  (2) The representations and warranties of CIB as set forth in the representation letter dated _______________ are true and correct as of the date hereof and shall remain true and correct through the effective date of the proposed transaction.

                  (3) The representations and warranties of CIB as set forth in the proxy statement dated ___________ are true and correct as of the date hereof and shall remain true and correct through the effective date of the proposed transaction.

                  (4) The representations and warranties of NPB as set forth in the representation letter dated _______________ are true and correct as of the date hereof and shall remain true and correct through the effective date of the proposed transaction.










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                               RHOADS & SINON LLP

September __, 2000
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                  (5) The  representations and warranties of NPB as set forth in the proxy statement dated ___________ are true and correct as of the date hereof and shall remain true and correct through the effective date of the proposed transaction.

                  (6) The proposed transaction is logical and sound from a business standpoint and tax considerations, if present at all, are secondary.

                  (7) The proposed merger of CIB with and into NPB shall comply, in all respects, with the requirements for obtaining prior approval for the merger from the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

                  (8) The management of CIB has no knowledge of any plan or intention on the part of any of the shareholders of CIB to sell or otherwise dispose of the shares of NPB's common stock to be received in the proposed transaction in an amount which would reduce the CIB shareholders' ownership to a number of shares having, in the aggregate, a value as of the effective date of the transaction of less than 50 percent of the total value of the CIB's common stock outstanding as of the same date.

                  (9) The liabilities of CIB to be assumed by NPB in the transaction were incurred by CIB in the ordinary course of its business.

                  (10) NPB has no plan or intention to redeem or otherwise reacquire any of its stock issued in the proposed transaction.

                  (11) CIB and NPB will pay their own expenses relating to the merger. These expenses will be directly related to the transaction and will be paid directly to creditors. The shareholders of CIB will pay their own expenses, if any, incurred in connection with the proposed transaction.

                  (12)  No  two  parties  to  the  proposed   transactions   are
         investment companies as defined in Section 368(a)(2)(F) of the Internal Revenue Code of 1986, as amended.

                  (13) CIB and NPB are not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended.

                  (14) The fair market value of the assets of CIB to be transferred to NPB will exceed the sum of the liabilities to be assumed by NPB plus the amount of liabilities, if any, to which the assets to be transferred are subject.



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September __, 2000
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                  (15)   None   of   the    compensation    received    by   any
         shareholder-employees of CIB will be separate consideration for, or allocable to, any of their shares of CIB stock; none of the shares of NPB stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                  (16) No employees of CIB who are also shareholders of CIB will receive a substantial increase in salary or a bonus as a result of the reorganization.

                  (17) NPB has no plan or intention to sell or otherwise dispose
         of  any  of  CIB's  assets  after  the  proposed  merger,   except  for
         dispositions made in the ordinary course of business.

                  (18) The merger is not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of NPB.

                  (19) Following the merger, NPB will conduct essentially the same business that it had conducted prior to the merger.

         Based upon the information submitted, the representations set forth above, and provided that the merger of CIB with and into NPB qualifies as a statutory merger under applicable law, we are of the opinion as follows:

                  (1) The acquisition by NPB of substantially all of the assets of CIB in exchange for its stock, cash for dissenters and the assumption of the liabilities of CIB by NPB, will be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") and that CIB and NPB each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  (2) No gain or loss will be recognized by CIB on the transfer of substantially all of its assets to NPB and the assumption by NPB of the liabilities of CIB pursuant to the merger. (Sections 361(a) and 357(a) of the Code).

                  (3) No gain or loss will be recognized by the shareholders of CIB on the exchange of CIB's common stock solely for shares of NPB common stock, except to the extent that cash or other property is received in lieu of a fractional share of NPB common stock. (Section 354(a)(1) of the Code).



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                               RHOADS & SINON LLP

September __, 2000
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                  (4)  A  CIB  shareholder  who  receives  cash  in  lieu  of  a fractional share of NPB will be treated as receiving other property in redemption of the fractional share and gain or loss will be recognized subject to the provisions of Section 302 of the Code.

                  (5) The tax basis of NPB common stock received by the shareholders of CIB will, in each instance, be the same as the tax basis of CIB common stock surrendered in exchange therefor, less any basis allocated to cash payments in lieu of fractional shares. (Section 358(a)(1) of the Code).

                  (6) The holding period of NPB common stock received by the shareholders of CIB will, in each instance, including the holding period of CIB common stock surrendered in exchange therefor, provided that CIB common stock is held as a capital asset on the date of the proposed exchange. (Section 1223(1) of the Code).

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by NPB with the Securities and Exchange Commission under the Securities Act of 1933 and to all references to us therein and in the related proxy statement/prospectus.

         In giving such consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933.

                                           Very truly yours,

                                           RHOADS & SINON LLP


                                           By:
                                               Charles J. Ferry